EXHIBIT 99.2
Ideation Acquisition Corporation Announces Completion of Acquisition of
SearchMedia International Ltd.
WILMINGTON, DE—(Marketwire — 11/02/09) — Ideation Acquisition Corp. (“Ideation”) (AMEX:IDI - News) (AMEX:IDI.U — News) (AMEX:IDI.WS — News) announced that it has completed the acquisition of SearchMedia International Ltd. The transaction was approved by the stockholders of Ideation at its special meeting on October 27, 2009 and was consummated on October 30, 2009. Ideation has changed its name to SearchMedia Holdings Limited (“SearchMedia”) and its common stock, units and warrants continue to trade on the NYSE Amex under the ticker symbols: IDI, IDI.U, and IDI.WS, respectively. SearchMedia also announced that Robert Fried, former President and CEO of Ideation, has been named Co-Chairman of the Board of Directors of SearchMedia.
“We are very proud to announce the completion of this strategic and very successful transaction with Ideation,” stated Garbo Lee, President of SearchMedia. “We look forward to utilizing the capital from this transaction to execute our growth plans and to solidify our position as a leading nationwide multi-platform media company in China.”
About SearchMedia
SearchMedia is a leading nationwide multi-platform media company and one of the largest operators of integrated outdoor billboard and in-elevator advertising networks in China. SearchMedia currently operates a network of over 1,500 high-impact billboards with over 500,000 square feet of surface display area and one of China’s largest networks of in-elevator advertisement panels consisting of over 170,000 frames in 57 cities throughout China. SearchMedia ranked first in market share of in-elevator advertising displays in 13 out of the 26 most affluent cities in China and ranked second in an additional nine of these cities, according to a Nielsen Media Research report published in July 2008. Additionally, SearchMedia operates a network of large-format light boxes in concourses of eight major subway lines in Shanghai. SearchMedia’s core outdoor billboard and in-elevator platforms are complemented by its subway advertising platform, which together enable it to provide multi-platform, “one-stop shop” services for its local, national and international advertising clients that numbered more than 780 cumulatively from its inception to July 31, 2009.
Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting SearchMedia and those other risks and uncertainties detailed in SearchMedia’s filings with the Securities and Exchange Commission. SearchMedia cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. SearchMedia does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.
Contact:
Contact:
Devlin Lander
ICR
(415) 419-5606
devlin.lander@icrinc.com